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                                                                  EXHIBIT 10.22


                       [CSP ASSOCIATES, INC. LETTERHEAD]

February 21, 1996


Mr. Richard Hora
President
SPACEHAB, INC.
1215 Jefferson Davis Highway
Suite 1501
Arlington, VA  22202                                                BY FACSIMILE

RE:  CSP Associates Consulting Services - Contract Extension
     Engagement Letter

Dear Dick:

As we discussed on the telephone earlier today, CSP and Spacehab have agreed to extend the contract between our two firms, under which CSP shall furnish Spacehab with a range of strategic and operational support.

TASKS

The specific support to be provided by CSP to Spacehab shall be agreed between the parties, and will involve close coordination with you, Shelley Harrison and David Rossi. Examples include but are not limited to the following:

- -    Acquisition Planning:  Development, in cooperation with Spacehab management, of an acquisition plan to complement Spacehab's diversification strategy. This plan will include detailed screening and evaluation of various acquisition candidates including consideration of their financial performance, strategic fit, valuation and availability.

- -    Strategic and Business Planning:  Assistance relating to proposed internal diversification or joint venture initiatives under which CSP may assist Spacehab to identify, qualify and evaluate alternative business propositions, and to assist Spacehab to negotiate appropriate contractual and business arrangements.

- -    International Strategy Development:  Including assistance in the development and execution of potential international business development strategies involving support and exploitation of the European Columbus and MPLM programs, and the Japanese JEM program by Spacehab and its contractors. The initial emphasis of this area will be on the European Space Station environment with respect to the pursuit of an equitable relationship with Alenia Spazio governing MPLM operations support.
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- -    Support in developing and implementing business capture plans relating to addressable opportunities across the evolving NASA STS/TSSA operations and logistics environment.

- -    Market analysis and evaluation involving customer demand for potential augmented Spacehab capabilities.

- -    Such additional tasks as Spacehab management may request.

It is anticipated that following Spacehab's successful Initial Public Offering, during this extended period of performance CSP shall focus its efforts more intensively on acquisition and joint venture assistance, and on international joint venture development.

DURATION AND DELIVERABLES

The consulting arrangement presently in force between CSP and Spacehab shall be extended to September 30, 1996. Deliverables shall include a variety of telephonic and on-site support including meetings, briefings and teleconferences, as well as written memoranda, reports and briefing documents as required.

LEVEL OF EFFORT AND BILLING INFORMATION

The additional firm fixed price level of effort associated with the extension of this consulting agreement shall be $105,000, comprising estimated average monthly (labor) billings of $15,000. (This level of funding is exclusive of available finding of $24,000 remaining under the initial agreement between Spacehab and CSP, which shall also be expended during the above-referenced extended period of performance.) In addition, actual and reasonable expenses (e.g., travel, on-line database research, etc.) shall be billable on a monthly basis as incurred. If additional expenses to be incurred in any month are expected to exceed $1,500, then CSP shall obtain Spacehab's approval prior to incurring such additional expenses. In the event that CSP represents Spacehab in the evaluation and/or negotiation of any potential transaction resulting in a merger or acquisition, then CSP shall be entitled to receive a "success fee" equivalent to of the total value of the transaction, including without limitation the value of all debt, equity, cash consideration and deferred compensation, if any. Such compensation may be payable in cash or in Spacehab common equity, subject to the agreement of the parties.

The support contemplated herein shall be separate and in addition to any stipend or reimbursable expenses payable to Dr. Brad M. Meslin in connection with his participation in meetings of the Board of Directors of committees of the Board.


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Invoices are payable thirty days from date of issue.  Payment should be made to:
                              CSP Associates, Inc.
                              55 Cambridge Parkway
                                  Riverfront 2
                               Cambridge MA 02142

Please indicate your concurrence with the terms of this engagement letter by signing and returning a copy for our files.

Sincerely,

/s/ BRAD M. MESLIN
Brad M. Meslin, Ph.D
Managing Director

Agreed and Accepted:

/s/ RICHARD HORA
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Spacehab, Inc.